Exhibit 10.33

This Agreement is made on February 27, 2024

Between:

(1)
Corbus International Limited (company number: 11195935) whose registered office is at 5 New Street Square, London, EC4A 3TW (Company, we, us); and
(2)
Dominic Smethurst of ____________________, __________, ________ (You, your)

It is agreed as follows:

1.
Definitions and interpretation
1.1
This Agreement means this agreement and any schedules to this agreement which form part of and are incorporated into this agreement.
1.2
The definitions and rules of interpretation in Schedule 1 apply to this agreement.
2.
Position
2.1
You agree to serve as Chief Medical Officer ("CMO") of the Company or such other position as we may reasonably require from time to time on the terms of this Agreement.
2.2
You warrant that you are entitled to work in the United Kingdom without any additional approvals and that you are not subject to any restrictions which prevent you from holding office as a director. You will notify us immediately if this position changes during your Employment.
3.
Training
3.1
There is no mandatory training relating to your Employment and which you are required to pay for.
3.2
You are expected to engage in our in-house training programme and other training opportunities provided to you. Details of the training offered by us to employees at the Company and how to participate is available on request.
4.
Term
4.1
Your Employment will commence on February 27, 2024 and subject to the terms of this Agreement, will continue until terminated by either party giving the other not less than 3 months' prior notice in writing.
4.2
You do not have any employment with a previous employer which counts towards your period of continuous employment with us.
5.
Probationary Period
5.1
The first six months of your Employment will be a probationary period. Your Employment may be terminated during this period at any time on one months' notice by either party or on payment of salary in lieu of that notice by us. We may at our discretion extend your probationary period for up to a further 3 months period.
5.2
During your probationary period we will monitor your performance and suitability for continued employment. If you do not receive written confirmation of the satisfactory completion of your probationary period after 6 weeks and we have not served you with notice to terminate your employment, you will be deemed to have successfully completed it.
6.
Duties
6.1
You will carry out those duties which attach to your position of CMO, together with any other duties which are assigned to you by us from time to time (whether or not commensurate with your position).
6.2
On our request, you agree to accept and hold, without additional remuneration, any offices and posts for us and/or any Group Company, including as our or any Group Company's director, company secretary, trustee, consultant, nominee and/or representative.
6.3
During your Employment you will:

(a)
comply with the articles of association (as amended from time to time) of the Company or any Group Company of which you are a director;
(b)
do such things as are reasonable and necessary to ensure compliance by you and the Company and/or any relevant Group Company with the Companies Act 2006;
(c)
abide by any statutory, fiduciary or common-law duties to us or any Group Company of which you are a director (including but not limited to the seven statutory duties set out in s171 to s177 Companies Act 2006 (inclusive), to the extent they are in force);
(d)
not do anything that would cause you to be disqualified from acting as a director;
(e)
devote the whole of your working time, attention and abilities to our business and the business of any Group Company, unless prevented by any Incapacity;
(f)
faithfully and diligently exercise such powers and perform such duties as we may from time to time assign to you, together with such person or persons as we may appoint to act jointly with you;
(g)
comply with all reasonable and lawful directions given to you by us and observe in form and spirit any restrictions or limitations which may from time to time be imposed on you by us;
(h)
promptly make such reports to the Board in connection with our or any Group Company's affairs on any matters and at any times as are reasonably required;
(i)
immediately, on becoming aware of it, report your own wrongdoing and any wrongdoing or proposed or contemplated wrongdoing of any director, employee or worker of the Company or any Group Company (irrespective of whether this involves any degree of self-incrimination) to the Board;
(j)
use your best endeavours to promote, protect, develop and extend our business and the business of any other Group Company (save where this causes a conflict with the Company's interests);
(k)
at all times comply with our polices (as amended from time to time);
(l)
implement and observe in form and spirit all our policies, procedures, rules and regulations (whether formal or informal) and those of any Group Company;
(m)
comply with all requirements, recommendations or regulations as amended from time to time, of the New York Stock Exchange, the Nasdaq Listing Rules, the FINRA Rules and any directly applicable regulation made under that Regulation or any regulatory authorities relevant to the Company and/or any Group Company and any code of practice, policies or procedures manual issued by the Company (as amended from time to time) relating to dealing in the securities of the Company and/or any Group Company including the Dealing Code. In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place;
(n)
neither commit or attempt to commit the criminal offence of insider dealing nor contravene Articles 14, 15 or 19 of the Market Abuse Regulation (Regulation 596/2014/EU).
6.4
We take a zero-tolerance approach to tax evasion. Accordingly, you must:
(a)
not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country;
(b)
immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made; and
(c)
at all times comply with our own internal policies (as amended from time to time).
6.5
You will comply with any of our rules, policies and procedures in force from time to time, including those set out in our Corbus Pharmaceuticals, Inc Employee Handbook ("Staff Handbook"), a copy of which is on request. The Staff Handbook also provides particulars of leave you may be entitled to take (paid or otherwise and subject to the terms set out from time to time) in addition to your contractual entitlement under this Agreement. The Staff Handbook does not form part of this Agreement and we may replace, amend or withdraw any policy at any time. To the extent that there is any conflict between the terms of this Agreement and the Staff Handbook, this Agreement will prevail.
6.6
The health and safety of all employees and of visitors to our premises are an important consideration. You have a legal duty to take reasonable care of your own health and safety and that of others which may be affected by what you do or do not do and to follow all reasonable instructions and guidelines issued by the Company from time to time.
7.
Place of Work
7.1
Your normal place of work is your UK home, as specified at the head of this Agreement or as otherwise notified to us as below (UK Home Address). You may be required from time to time to visit and work at such other locations and for such times as we consider necessary for the proper performance of your duties. We reserve the right to change your normal place of work upon reasonable notice to you.
7.2
You are required to inform us as soon as possible in advance of any intention to change your UK Home Address and in any event prior to such UK Home Address changing.
7.3
You confirm that you are not in breach of any covenant or agreement in doing work at your UK Home Address.
7.4
For the avoidance of doubt, we shall not reimburse travel expenses from your UK Home Address to our offices in the UK (if any).
7.5
You agree to comply with our Home Working Policy from time to time in office.
7.6
It is a condition of your employment that your UK Home Address or set up at that address is suitable to enable you to carry out your duties of employment to our reasonable satisfaction. By way of example, your UK Home Address must be in a geographical location that benefits from reasonable internet connectivity and also infrastructure to enable the timely accessibility for you to visit and work at such other locations and for such times as we consider necessary for the proper performance of your duties.
7.7
The provisions in Schedule 3 will apply during any period that you work from home.
7.8
You will travel to and from work on a temporary basis from locations, both within and outside of the United Kingdom, as we reasonably require including, but not limited to, travelling to and working from the Parent Company office at least once per quarter, each time for a duration of 1-3 days or as required by the Company.
7.9
There is no current requirement for you to work outside the United Kingdom for any consecutive period of one month or more.
7.10
You are required to inform the Company as soon as possible if you plan to change your home address and when your home address does actually change.
8.
Expenses
8.1
We will reimburse (or procure the reimbursement of) all reasonable expenses, wholly, properly and necessarily incurred by you in the course of your Employment, subject to production of VAT receipts or other appropriate evidence of payment as we may request within 21 days of the expense being incurred.
8.2
Any credit card supplied to you by us must only be used for expenses incurred by you in the course of your Employment and in accordance with the relevant Company policies in force from time to time. You must take good care of the card and you must report any loss immediately to us. The card should be returned to us immediately on request.
9.
Hours of work
9.1
You will work such hours as may be necessary for the proper performance of your duties and be reasonably available, as needed, during our core business hours of 09:00am to 5:00pm EST Monday to Friday. You acknowledge that you are working for an international business and that you are required to work flexibly for the proper performance of your duties. You agree that your employment falls within Regulation 20 WTR.

9.2
By signing this Agreement you:
(a)
confirm that you do not undertake any other work for any employer and undertake to seek our consent before undertaking work for any other employer; and
(b)
agree to fully co-operate in assisting us to maintain accurate records of your working hours for the purposes of the WTR.
10.
Salary
10.1
You will be paid a salary of £379,000 per annum, subject to the deduction of tax and national insurance which we are required by law to deduct. Your salary is inclusive of any fees you are entitled to as officer of us and/or any Group Company.
10.2
Your salary will be paid in equal monthly instalments in arrears, directly into your nominated bank or building society account. Your salary will accrue from day to day at a rate of 1/260 of your salary.
10.3
Your salary will be reviewed annually. Following a salary review, we are under no obligation to award any increase. Any increase which is awarded will be effective from the date specified by the us. Your salary will not be reviewed where notice has been given to terminate your Employment (whether by you or by us).
10.4
You may receive from us, from time to time and in our absolute discretion, additional remuneration, by way of bonus or otherwise. Any such payment does not form part of your salary.
11.
Bonus
11.1
You may be eligible for an annual discretionary target bonus of up to 40% of your base salary. You can earn more or less than the target amount depending on your performance, the Company’s performance and subject to Board approval. Your bonus, if approved, will be prorated in your first year.
11.2
We may in our absolute discretion pay you any other bonus of such amount, at such intervals and subject to such conditions as we may in our absolute discretion determine from time to time. We reserve the right to make a nil bonus award.
11.3
Any bonus awarded to you will be purely discretionary, it will not form part of your contractual remuneration under this Agreement and it will not be pensionable. Any bonus awarded does not impose any obligation on us to make any subsequent awards.
11.4
We reserve the right, at any time and without prior notice, to alter any bonus targets which may have been notified to you from time to time or to withdraw them altogether.
11.5
You will not have any right to a bonus award or bonus payment (including any time-apportioned payment) if:
(a)
you are subject to any capability and/or disciplinary procedures; and/or
(b)
your employment terminates for any reason or you are under notice of termination (whether given by you or by us) at or before the date when a bonus might otherwise have been payable.
12.
13.
Pension
13.1
We will comply with the employer pension duties in accordance with part 1 of the Pensions Act 2008.
14.
Other Benefits
14.1
You may be entitled to other benefits which we choose to offer from time to time on a discretionary basis. These benefits do not form part of your contract of employment and we may replace or withdraw such benefits or amend the terms of such benefits at any time. Details are available on request.
15.
Holidays
15.1
Our holiday year runs between 1 January to 31 December.

15.2
You are entitled to 20 days' paid holiday in each Holiday Year. In addition, you are entitled to the usual 8 public holidays in England and Wales. In the years your Employment starts or finishes, your holiday entitlement will be calculated on a pro-rata basis rounded up to the nearest half day.
15.3
Your holiday entitlement is inclusive of your statutory holiday entitlement under the WTR. Any paid holidays (including paid public holidays) taken in a Holiday Year will be deemed to have first been taken in satisfaction of your statutory holiday entitlement.
15.4
Holiday requests must be agreed in advance in writing with the Board. You must give at least 10 days' notice of your proposed holiday. No more than 10 days' holiday should be taken at one time.
15.5
On giving at least 5 days' notice in writing, we may require you to take (or not to take) accrued holiday on particular dates, including during your notice period. Any accrued but unused holiday entitlement will be deemed to be taken during any period of garden leave taken pursuant to clause 20.
15.6
Subject to clause 14.7, You may carry forward a maximum of 5 days' accrued but untaken holiday from one holiday year to the following holiday year with the consent of the Board.
15.7
You can carry forward accrued but untaken holiday where you have been prevented from taking it in the relevant Holiday Year due to: a period of sickness absence or statutory maternity, paternity, adoption, parental or shared parental leave:
(a)
In cases of carry-over of accrued but untaken leave due to sickness absence, any carry-over is limited to four weeks' holiday per year including bank holidays and that carried-over leave must be taken within eighteen months of the end of the relevant Holiday Year or it will be lost.
(b)
In all other cases any carried-over leave must be taken during the Holiday Year it is carried into.
15.8
You will have no entitlement to any payment in lieu of accrued untaken holiday except on termination of your Employment. Subject to clause 14.9 below, the amount of any such payment in lieu will be an amount equal to 1/260 of your salary for each untaken day of entitlement in the Holiday Year your employment terminates.
15.9
If we have terminated or would be entitled to terminate your Employment under clause 23 or if you have terminated your Employment in breach of this Agreement, any payment in lieu under clause 14.8 will be limited to your statutory entitlement under the WTR.
15.10
If you have taken more holiday than your accrued holiday entitlement at the date your employment terminates, we will be entitled to deduct the excess holiday pay from any payments due to you. The amount of any payment will be calculated at 1/260 of your salary for each excess day.
16.
Sickness Absence

Your absence

16.1
If you are unable to perform your duties due to Incapacity, you must report this to the Board on the first day of absence and indicate so far as possible the date on which you expect to return to work.
16.2
You will keep us up to date regarding your Incapacity on request and provide us with such certification or other information regarding your Incapacity as we require. You will comply with our Sickness Policy (as amended from time to time).
16.3
At our request, you agree to consent to medical examinations (at our expense) by a doctor nominated by us. We are entitled to rely on the reasonable opinion of any doctor engaged to examine you under this clause as to your fitness for work. For the avoidance of doubt, if the doctor considers you unfit for work your only entitlement to remuneration will be sick pay under clause 15.5.
16.4
Our rights to terminate your Employment under any of the terms of this Agreement apply even where that termination would or might cause you to forfeit any entitlement to sick pay, permanent health insurance or other benefits. You agree that you will have no entitlement to compensation or otherwise from the Company and/or any Group Company for the loss of any such benefits and/or entitlements.

Sick pay

16.5
After you have satisfactorily completed your probationary period under clause 5 and subject to your compliance with this Agreement and clauses 15.1, 15.2 and 15.3 you will be entitled to receive contractual sick pay. Contractual sick pay is inclusive of any statutory sick pay ("SSP") due for the same period and is paid on the following basis. Your qualifying days for statutory sick pay purposes are Monday to Friday.

Service	Sick pay
Less than six months continuous service	SSP (if any)
six months or more but less than two years continuous service	Two weeks full pay in any 12 month period
two years' or more continuous service	Four weeks full pay in any 12 month period

16.6
Any pay or benefits (if any) paid from time to time in excess of that set out at clause 15.5 above (including any additional sick pay) will be in our absolute discretion. Any delay by us in ending your sick pay entitlement (or other additional pay and benefits) will not constitute a waiver of our right to do so.
16.7
If you have been on long-term sick leave continuously for more than a year, you will not qualify for sick pay again until you have returned to work for a total of 26 weeks.
16.8
Save where we determine, in our absolute discretion, otherwise no sick pay, except for any statutory sick pay, will be payable for any period where:
(a)
you are subject to any investigation or process for your conduct or performance or you are potentially at risk of redundancy and which could result in the imposition of a warning, dismissal or other sanction (including any performance measure); or
(b)
you refuse on request to obtain a medical report from your GP or any other person responsible for your clinical care and/or to attend a medical examination by our appointed doctor and provide your medical records to that doctor.

Recovery

16.9
If your sickness or injury appears due to actionable negligence, nuisance or breach of any statutory duty on the part of a third party and damages are or may be recoverable, you will immediately notify us of the fact and of any claim, settlement or judgment made or awarded in connection with it, together with all relevant particulars that we may reasonably require. On request you agree to co-operate in any related legal proceedings. You will refund to us any damages or compensation which you receive and which relate to your loss of earnings for the period of your sickness or injury as reasonably determined by us/the Board, less any costs borne by you in connection the recovery of such damages or compensation, provided that the amount to be refunded will not exceed the total amount paid to you by us in respect of that period of your sickness or injury.
17.
Outside interests
17.1
Save as provided for in clause 16.2 below, except as our representative or with our prior written approval, during the term of this Agreement (whether during or outside normal working hours and whether paid or unpaid), you agree:
(a)
not to be directly or indirectly engaged, concerned or have any financial interest as an agent, consultant, director, employee, owner, partner, shareholder or in any other capacity, in any other business, trade, venture, organisation, profession or occupation, or in the setting up of the same;

(b)
not to carry out any public or private work other than your duties under this Agreement (whether for profit or otherwise).
17.2
You may hold an investment of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) and where such company does not carry on a business similar to or competitive with any business for the time being carried on by us or any Group Company.
17.3
You agree to disclose to us any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in our reasonable opinion be considered to interfere, conflict or compete with the proper performance of your obligations under this Agreement.
18.
Confidential Information
18.1
You acknowledge that in the course of your Employment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 17.
18.2
You shall not during your Employment (except in the proper course of your duties) or at any time after its termination (however arising) directly or indirectly, use, disclose or communicate to any person any Confidential Information.
18.3
Clause 17.2 does not to apply to:
(a)
any use or disclosure authorised by us and/or as required by law;
(b)
any information which is already in or comes into the public domain other than through your unauthorised disclosure;
(c)
any protected disclosure within the meaning of s43A Employment Rights Act 1996;
(d)
reporting a suspected criminal offence to the police or any other law enforcement agency or cooperating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
(e)
doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;
(f)
whether required to or not, making a disclosure to or cooperating with any investigation by HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
(g)
complying with an order from a court or tribunal to disclose or give evidence; and/or
(h)
disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination.
18.4
You agree that you will:
(a)
use your best endeavours to prevent the unauthorised publication, disclosure or copying of any Confidential Information;
(b)
inform us immediately if you become aware or suspect that any person, company or organisation knows or has used any Confidential Information; and

return to us all Confidential Information and Copies immediately on request.

19.
Intellectual Property
19.1
You will promptly disclose to us full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) originate, make, conceive, create, develop, write or devise at any time during the Employment (whether during normal working hours or at the premises of the Company or otherwise). You will treat all Inventions and Works as Confidential Information of the Company.
19.2
You acknowledge that as our employee, property and Intellectual Property Rights in such Inventions and Works belong to us. To the extent not already vested in us by operation of law:

(a)
You will hold all Intellectual Property Rights in such Inventions and/or Works and any materials embodying the same on trust for us until any rights to such Inventions and/or Works have been fully and absolutely vested in us in accordance with the remaining provisions of this clause 18;
(b)
subject to sections 39-43 of the Patents Act 1977, you will assign to us all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;
(c)
you assign to us with full title guarantee by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works; and
(d)
you will execute any document necessary to assign to us any rights referred to under this clause 18 and at our request and expense, do all things necessary or desirable (including entering into any agreement which we reasonably require) to vest such rights in us including without limitation applying and joining in with us in applying for any protection for or registration of any such rights to enable us and/or any Group Company and/or any nominee of us or any Group Company to obtain the full benefit and/or substantiate our rights and/or those of any Group Company under paragraphs (a), (b) and (c).
19.3
You acknowledge and agree that the patenting and exploitation of any Invention will be at our sole discretion. You will not apply to register any Intellectual Property Right in your own name or do anything which would impact on the validity of any Intellectual Property Right obtained or to be applied for by us, any Group Company and our and/or their nominee at any time during your Employment.
19.4
You irrevocably and unconditionally waive in favour of us any and all present and future moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and to the extent permitted by applicable law any other similar rights provided for under the laws now or in future in force in any part of the world for any Work, the rights in which are vested in the Company whether by clause 18.2 or otherwise.
20.
Directorship
20.1
Directors' and officers' liability insurance is provided for all our directors subject to the rules of our scheme (as amended from time to time). Further details can be obtained on request.
20.2
You will not resign as a director of the Company or any Group Company except with the Board's prior approval, or as provided for in the articles of association of the Company or any Group Company of which you are a director.
20.3
If during your Employment you cease to be a director of the Company or any Group Company (otherwise than by reason of your death, resignation or disqualification under the articles of association of the Company or relevant Group Company, as amended from time to time, or by statute or court order), your Employment will continue with us as an employee only and the terms of this Agreement (other than those relating to the holding of office of director) will continue in full force and effect. You will have no claims in respect of such cessation of office.
21.
Change in Control
21.1
In the event your employment terminates (other than in accordance with clause 23) within the six (6) months preceding or twelve (12) months following a Change in Control in the Parent Company, the Company shall:
(a)
pay you twice the amount of your target bonus set out in clause 11.1 by March 15th of the calendar year following the Change in Control; and
(b)
fully accelerate vesting of your outstanding stock options, restricted stock and other equity incentive awards upon the later of the Change in Control or the termination of your employment.
22.
Garden Leave
22.1
During any period of notice to terminate your Employment (whether given by you or us), or if you purport to terminate your Employment in breach of this Agreement, we may, in our absolute discretion, for all or any part of your notice period:

(a)
provide you with no work and/or revoke any powers you hold on our behalf or that of any Group Company;
(b)
require you to carry out alternative duties and/or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;
(c)
exclude you from any of our or any Group Company's premises;
(d)
require you:
(i)
to no longer receive, inspect, have access to, or copy any confidential information relating to our affairs and/or those of any Group Company or their respective clients, including without limitation books of account, records or databases of any of them or any information circulated or made available on a confidential basis;
(ii)
not to contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of ours or any Group Company save as agreed in writing by us;
(iii)
to disclose to the Board any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause; and
(e)
require you to take any accrued holiday entitlement.
22.2
You agree to use all reasonable endeavours to transfer to such other persons as nominated by the Company, at any such time reasonably specified by the Company prior to the commencement of any Garden Leave or during any such period, all ongoing work carried out by you on behalf of the Company and/or any Group Company.
22.3
Any action taken under clause 21.1 will not be a breach of this Agreement and you will not have any claim against the Company and/or any Group Company in respect of such action.
22.4
For the avoidance of doubt, during any period of Garden Leave:
(a)
you will continue to be entitled to your basic salary and contractual benefits in the usual way (subject to the terms of this Agreement and the terms of any benefit scheme);
(b)
you will remain our employee and be bound by the terms and conditions of this Agreement (including any implied duties of good faith and fidelity);
(c)
save as agreed in writing by us, you will not work for any other person or on your own account; and
(d)
except for any periods of holiday taken under this Agreement, you will remain readily contactable and available to work for us and/or any Group Company.
23.
Payment in lieu of notice
23.1
We may in our sole and absolute discretion, terminate your Employment at any time with immediate effect and we will pay in accordance with the provisions of this clause 22, a payment in lieu of notice to you equal to your basic salary (as at the termination date) which you would have been entitled to receive under this agreement during the notice period referred to at clause 4.1 (or if notice has already been given, during the remainder of the notice period) less income tax and national insurance contributions ("Payment in Lieu").
23.2
For the avoidance of doubt, any Payment in Lieu shall not include any payment in respect of:
(a)
any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;
(b)
benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or
(c)
any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

23.3
We may pay any Payment in Lieu in equal monthly instalments until the date on which your notice period under clause 4.1 would have expired if notice had been given. You undertake to seek and take up, as soon as reasonably practicable, any opportunity to earn alternative income during this period and to notify us of any income you receive or are entitled to receive. Any outstanding instalments will then be reduced (including to zero) by the amount of such income. You agree that no further payments will become payable to you under this clause 22 with effect from the first day of taking up that opportunity.
23.4
You shall have no right to receive a Payment in Lieu unless we have exercised our discretion in clause 22.1. Nothing in this clause 22 shall prevent us from terminating your Employment in breach.
23.5
If having elected to make a Payment in Lieu but either before or after the payment (or any instalment of it) is made, it comes to our attention that we may have been entitled to terminate your employment summarily for a reason within clause 23 or otherwise, you will have no entitlement to any Payment in Lieu (or any outstanding instalment of it) and we reserve the right to demand the immediate repayment of any sum which has already been paid.
24.
Termination without notice
24.1
We may terminate your Employment at any time in writing, without notice and with no liability to make any further payment to you (other than amounts which have accrued due to the date of termination) in all appropriate circumstances, included but not limited to where you:
(a)
are disqualified from acting as a director, are removed under our or any Group Company's articles of association as a director or you resign as a director of us or any Group Company without the prior written approval of the Board;
(b)
are guilty of a breach of the requirements, rules or regulations as amended from time to time of the New York Stock Exchange, the Nasdaq listing rules, the FINRA rules and any directly applicable regulation made under that Regulation or any regulatory authorities relevant to us or any Group Company or any code of practice, policy or procedures manual issued by us (as amended from time to time) relating to dealing in the securities of the Company or any Group Company, including the Dealing Code;
(c)
fail or case to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under your Employment or you are guilty of a serious breach of the rules and regulations of such regulatory body or of our or any Group Company's compliance manual;
(d)
commit any act of gross misconduct;
(e)
commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse or neglect to comply with any reasonable and lawful directions given by us and/or the Board;
(f)
are, in the reasonable opinion of the Board, negligent and incompetent in the performance of your duties;
(g)
your conduct (whether or not it occurs during or in the context of your Employment) is such that it may in the reasonable opinion of the Board bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect the interests of the Company and/or any Group Company;
(h)
you commit any act of fraud or dishonesty or corrupt practice or a breach of the Bribery Act 2010 relating to the Company and/or any Group Company, any of its or their employees, customers or otherwise;
(i)
you are guilty of a serious breach of rules issued by us from time to time regarding our electronic communications systems;
(j)
you are unable by reason of Incapacity to perform your duties under this Agreement for an aggregate period of 26 weeks in any 52 week period;
(k)
you are in the opinion of a medical practitioner physically or mentally incapable of performing your duties and you may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect;

(l)
you cease to be eligible to work in the United Kingdom;
(m)
you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which a fine or non-custodial penalty is imposed);
(n)
you are convicted of any offence under any regulation or legislation relating to inside dealing
(o)
a bankruptcy petition is presented against you or you are declared bankrupt or an interim order is made in respect of you pursuant to section 252 Insolvency Act 1986 or you make any arrangement or composition with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984
24.2
Our rights under clause 23 are without prejudice to any other rights that we may have at law to terminate your Employment or accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by us in exercising our rights under clause 23 shall not constitute a waiver of such rights.
25.
Obligations on Termination
25.1
On the termination of your Employment (however arising) or if earlier, at the start of a period of Garden Leave you will on request:
(a)
immediately resign without compensation from any directorships in the Company or any Group Company or from any position which you hold as a trustee in relation to the business of the Company or any Group Company;
(b)
transfer without payment to us or as we may direct, any shares or other securities held by you in the Company or any Group Company as nominee or trustee for us or any Group Company and deliver to us the related certificates;
(c)
subject to clause 24.2 below, immediately deliver to us all documents, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to our or any Group Company's business or affairs or our or its business contacts, any keys, credit card and any other property of ours or any Group Company which in your possession or under your control;
(d)
irretrievably delete any information relating to our or any Group Company's business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises, including but not limited to any personal computer, tablet, phone, cloud storage, email account or other electronic or storage device;
(e)
inform us of all passwords, passcodes, PIN numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company;
(f)
use all reasonable endeavours to transfer to such other persons as nominated by the Company, at any such time reasonably specified by the Company prior to the termination of your employment and/or commencement of garden leave, all ongoing work carried on by you on behalf of the Company and/or any Group Company;
(g)
deliver up to the Company all control and access rights to any non-personal social media profile or groups created by you for business purposes in respect of the Company and/or any Group Company to which you have access;
(h)
provide a signed statement that you have complied fully with your obligations under this clause 24.1 together with such reasonable evidence of compliance as we may request.
25.2
Where you are on Garden Leave you will not be required to return any property provided to you as a contractual benefit for use during your Employment until the end of that Garden Leave period.
25.3
You agree to update any social media profile you may have so as not to misrepresent that you are employed by or in any way associated with the Company and/or any Group Company. You will ensure that any amendment to your social media profile does not put you in breach of the restrictions set out in Schedule 2 of this Agreement including, without limitation, your restrictions on soliciting Clients or Prospective Clients as defined in that Schedule.
26.
Restrictions following termination
26.1
Without prejudice to the other terms of this Agreement, you agree that following the termination of your Employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Schedule 2 to this Agreement.
27.
Disciplinary and grievance procedures
27.1
You are subject to our disciplinary and grievance procedures, and such other procedures of this nature as are adopted by us from time to time, copies of which are available on request. These procedures do not form part of your contract of employment and their application is at our discretion.
27.2
If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing to US HR Team, who will proceed in accordance with the appeal procedure set out in the appropriate Company procedure.
27.3
If you want to raise a grievance (other than one relating to a disciplinary decision or decision to dismiss you), you may apply in writing to US HR Team in accordance with our grievance procedure, available on request.

Suspension

27.4
We may suspend you from any and all of your duties for no longer than is necessary to investigate any disciplinary matter involving you or for so long as is otherwise reasonable while any disciplinary or capability procedure against you is outstanding.
27.5
During any period of suspension under clause 26.4 you will continue to receive your basic salary and all contractual benefits in the usual way (subject to the terms of any benefit arrangement. You will remain our employee and bound by the terms of this Agreement.
28.
Data Protection

Your Personal Data

28.1
You will keep us informed of any changes to your Personal Data, including name, address and bank details.
28.2
We are subject to legal obligations regarding your Personal Data. The Staff Privacy Notice sets out further details on how we will collect and process your Personal Data (but does not form part of your terms and conditions of employment). We will also rely upon lawful grounds for processing your Personal Data as set out in the Staff Privacy Notice.
28.3
By signing this Agreement you confirm that you have read and understood the Staff Privacy Notice. In the event of any queries please contact Corbus US HR.
28.4
Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with our IT related policies) and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring of our systems includes the ability to review the content of individual messages, emails or voicemails. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes. You should refer to the Staff Privacy Notice and any other relevant policies in place from time to time for further details

Your Responsibilities when Handling Personal Data

28.5
You confirm that you shall, at all times, comply with all obligations imposed upon you under our policies and the Staff Privacy Notice in each case from time to time in force. If you are unclear how the policies apply, or more generally, what you need to do to comply with the law on data protection, please speak to Corbus US Legal.
28.6
If you discover a data breach, you must notify us urgently and, if practicable, within one hour, providing details on the circumstances of the breach. A data breach occurs where there is destruction, loss, alteration or unauthorised disclosure or access to personal data which is being held, stored, transmitted or processed in any way. For example, there is a data breach if our servers are hacked or if a laptop/USB stick is lost or an email is sent to the wrong person by mistake.
28.7
Failure to comply with your obligations under this clause 27 will in most circumstances be considered to be a serious disciplinary offence which may lead to disciplinary action against you (up to and including summary dismissal).
29.
Warranty
29.1
You represent and warrant to us that by entering into this Agreement or performing any of your obligations under it, you will not be in breach of any court order or arrangement, any express or implied terms of any contract and/or any other obligation, restriction or undertaking and you undertake to indemnify us and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which we and/or any Group Company may incur as a result of any such breach.
30.
Deductions

We may deduct from your salary, or any other payments due to you, any money which you may owe to us or any Group Company at any time.

31.
Restructurings
31.1
You consent to the transfer of your employment under this Agreement to any Associated Employer at any time during your Employment.
31.2
If your Employment is terminated by reason of any reconstruction or amalgamation, of us and/or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you will have no claim against us, any Group Company and/or any such undertaking arising out of or in connection with your termination.
32.
Power of Attorney

You irrevocably appoint us (or a person nominated by us) to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of clauses 18 and 24.

33.
Changes to your terms of employment
33.1
We reserve the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.
34.
Collective Agreements

There is no collective agreement which directly affects your Employment.

35.
Entire Agreement
35.1
This Agreement and any documents referred to in it sets out the entire agreement and understanding between the parties and supersedes and extinguishes all prior agreements, promises, assurances, warranties, representations, understandings and/or arrangements between them, whether written or oral, relating to its subject matter.
35.2
Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. Nothing in this clause shall limit or exclude any liability for fraud.
36.
Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

37.
Counterparts
37.1
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.
37.2
Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by (a) fax or (b) email (in PDF, JPEG or other agreed format) will take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement made by it, each party will provide the others with the original of their counterpart as soon as reasonably possible.
37.3
No counterpart will be effective until each party has executed and delivered at least one counterpart.
38.
Third Party rights

No one other than you and the Company shall have any right to enforce any terms of this Agreement.

39.
Notice
39.1
A notice given to a party under or in connection with this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it and sent by one of the following methods:
(a)
hand delivery;
(b)
first class or special (or other recorded) delivery pre-paid post; or
(c)
email.
39.2
The postal and email addresses of each of the parties for the purposes of delivery or service of a notice are as follows: details or such other address a party may notify to the other parties from time to time provided that notice of any change will only be effective on the date falling five business days after it is delivered or served in accordance with this clause 38.
39.3
A notice provided it is properly addressed will be deemed to be delivered or served as follows:
(a)
If delivered by hand, at the time the notice is left at the address given in this Agreement or given to the addressee;
(b)
If sent by first class or special (or other recorded) delivery pre-paid post, 10am on the second business day after posting or at the time recorded by the delivery service; and
(c)
If sent by email, at the time the email is sent provided that delivery or service shall not occur if the sender receives an automated message indicating that the email has not been delivered to the recipient provided that in relation to delivery or service by hand or email, in any case where delivery or service would be deemed to have taken place after 5pm on a business day and before 10am on the next business day, such notice will be deemed to have been delivered or served at 10am on the later of those business days (and on a day which is not a public holiday).

39.4
In proving delivery or service of a notice by email, a confirmation showing that the email was sent to the email address of the recipient will be sufficient.
39.5
This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any method of dispute resolution.
40.
Governing law and jurisdiction
40.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
40.2
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Schedule 1
Definitions and interpretation

1.
Definitions
1.1
In the Agreement to which this Schedule is attached, unless the context otherwise requires:

"Board" means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

"Change in Control": a person has "Control" of a company if it holds, directly or indirectly, shares which together with shares held by any persons acting in concert with him carry 50% or more of the voting rights of that company and "Change in Control" shall be construed accordingly.

"Confidential Information" means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating to or belong to the Company and/or any Group Company including but not limited to:

(a)
Information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;
(b)
Secret formulae, processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;
(c)
Lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and
(d)
Any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

"Dealing Code" means the dealing Code of the Company and any Group Company restricting transactions in the securities of the Company and any Group Company by directors and certain senior executives of the Company during certain times (such as closed periods) and setting out the procedure for obtaining clearance to deal in the securities of the Company and any Group Company.

"Associated Employer" has the meaning given to it in the Employment Rights Act 1996.

"Employment" means your period of employment under this Agreement and is deemed to include any period of garden leave served under clause 20.

"Group Company" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s1159, s1162 (together with Schedule 7 and the definition of 'parent company' in s1173), s1161 and Schedule 6 of the Companies Act.

"HMRC" means HM Revenue and Customers.

"Holiday Year" means the period 1 January to 31 December or such other period of one year as the Company may notify to you in writing from time to time.

"Incapacity" means any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

"Intellectual Property Rights" means any patents, rights to Inventions, copyright and related rights, trade marks, service marks, trade names and business names, rights in get-up, goodwill, rights to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in domain names and URLs, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

"Invention" means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your employment and which relates or could relate directly or indirectly to the Company's or any Group Company's businesses.

"Parent Company" means Corbus Pharmaceuticals, Holdings, Inc.

"Parent Company Board" means the board of directors of the Parent Company from time to time and includes any committee of the Parent Company Board duly appointed by it.

"Personal Data" means information relating to an individual (or from which an individual may be identified).

"Recognised Exchange" means any of a recognised investment exchange (as defined in s285 Financial Services and Markets Act 2000 (FSMA)), an overseas investment exchange (as defined in s313 FSMA), or a relevant market (as defined in article 37 FSMA 2000 (Financial Promotion) Order 2005.

"Schemes" means such schemes as the Company may operate from time to time and which are referred to in clause 13.

"Termination Date" means the date on which the Employment terminates.

"WTR" means the Working Time Regulations 1998 (SI 1998/1833).

"Works" means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during your employment which relate to or could relate to the Company's or any Group Company's businesses.

2.
Interpretation
2.1
In the Agreement, unless the context otherwise requires:
(e)
words in the singular include the plural and vice versa and words in one gender include any other gender;
(f)
a reference to a statute or statutory provision includes:
(i)
any subordinate legislation (as defined in s21(1) Interpretation Act 1978) mad under it; and
(ii)
any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.
(g)
a reference to:
(i)
a "person" includes any individual, firm, body corporate, business, venture, association, partnership or government department (whether or not having a separate legal personality, and whether or not acting for profit);
(ii)
clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and
(iii)
'indemnify' and 'indemnifying' any person against any circumstances include indemnifying and keeping them harmless from all actions, claims and proceedings from time to time made against them and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;
(h)
Except where otherwise stated, words and phrases defined in the City Code on Take-overs and Mergers or in the Companies Act 2006 have the same meaning in this Agreement.

Schedule 2
(Post termination restrictions)

3.
Definitions and interpretation
3.1
In this Schedule 2, the definitions and rules of interpretation in Schedule 1 apply.
3.2
In addition, the following definitions below apply:

"Business" means the business of the Company and/or any Group Company, or any part of such a business, in respect of which you had been materially concerned at any time during the Protected Period.

"Capacity" means you directly or indirectly, acting alone or jointly, with or on behalf of any other person, holding any position (whether employed or engaged) or otherwise providing any services (including but not limited to you being a director, officer, employee, worker, consultant, contractor, adviser, partner, principal, agent or volunteer) and whether for your own benefit or that of any other person.

"Client" means any person who was a client of the Company and/or any Group Company at any time during the Protected Period and with whom you had material personal dealings at any time during the Protected Period.

"Garden Leave Period" means the time during any period of notice in which the Company placed you on garden leave pursuant to clause 20 of the Agreement; and

(i)
required you to no longer carry out any material duties on behalf of the Company and/or any Group Company; and/or
(j)
aside from purely social contact, prohibited you from contacting:
(i)
Clients for the purposes of paragraph 3.1(a)
(ii)
Prospective Clients for the purposes of paragraph 4
(iii)
Key Employees for the purposes of paragraph 5.1(a); and
(iv)
Suppliers for the purposes of paragraph 7

"Information" means any trade secrets and/or Confidential Information (as defined in Schedule 1) of the Company and/or any Group Company which is likely to assist or benefit a business in, or proposing to be in, competition with the Company and/or any Group Company.

"Interest" means:

(k)
the direct or indirect provision of any financial assistance and/or
(l)
the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures);

save for the ownership, for passive investment purposes only, of not more than 5% of the issued ordinary shares of any person.

"Key Employee" means any person who at any time during Protected Period was employed or engaged by the Company and/or Group Company and with whom you had material dealings at any time during the Protected Period and:

(m)
who reported to you at any time during the Protected Period;
(n)
who acquired influence over any Clients and/or Prospective Clients and/or Suppliers during the Protected Period by reason of having been employed or engaged by the Company and/or any Group Company.
(o)
who held a senior managerial, sales, marketing, technical or supervisory role at any time during the Protected Period; and/or
(p)
who could otherwise materially damage the Company and/or Group Companies' interests if they were involved in any Capacity in any person that competes or is proposing to compete with the Business.

"Prospective Clients" means any person who at any time during the Protected Period was engaged in negotiations with the Company and/or any Group Company with a view to obtaining goods or services from the Company and/or any Group Company and with whom you had material personal dealings at any time during the Protected Period.

"Protected Period" means the 12 month period immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period

"Restricted Area" means the territories in which the Business operated at any time during the Protected Period.

"Suppliers" means any person who supplied goods or services to the Company and/or any Group Company on terms other than those generally available to another purchaser in the market at any time during the Protected Period, whether by reason of exclusivity (whether de facto or contractually obliged) price or otherwise, and with whom you had material personal dealings at any time during the Protected Period.

"Suspension Period" means any period of time during which you were suspended by the Company, provided such suspension ended immediately prior to:

(q)
notice being served by you/the Company and you being immediately placed on a Garden Leave Period; and/or
(r)
the Termination Date

"Termination Date" means the date on which your Employment terminates however caused.

4.
Non-Compete
4.1
During the period of 3 months following the Termination Date less any Garden Leave Period, you shall not be employed or engaged in any Capacity by any person to the extent that your activities for or on behalf of such person shall be:
(s)
in competition with the Business within the Restricted Area; and/or
(t)
preparing to compete with the Business within the Restricted Area.
4.2
During the period of 3 months following the Termination Date less any Garden Leave Period, you shall not hold any Interest in any person which is:
(u)
in competition with the Business within the Restricted Area; and/or
(v)
preparing to compete with the Business within the Restricted Area.
5.
Clients
5.1
During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:
(w)
solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the custom or business of any Client; and/or
(x)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Client to reduce or vary the terms upon which it deals with the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company's arrangement with the Client to be diminished; and/or
(y)
deal with or supply any Client.
6.
Prospective Clients
6.1
During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:
(z)
solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or any Group Company, the prospective custom or business of any Prospective Client; and/or

(aa)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a Prospective Client to reduce or vary the prospective terms upon which it may deal with the Company and/or any Group Company or otherwise cause the prospective value of the Company and/or any Group Company's prospective arrangement with the Prospective Client to be diminished; and/or
(bb)
deal with or supply any Prospective Client.
7.
Key Employees
7.1
During the period of 6 months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity:
(cc)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to terminate their employment or engagement with the Company and/or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing; and/or
(dd)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) any Key Employee to renegotiate their terms of employment or engagement with the Company and/or any Group Company; and/or
(ee)
offer (or endeavour, procure, assist or facilitate the offering of) any employment and/or engagement to any Key Employee.
8.
Team Moves
8.1
If, at any time during the two year period prior to the Termination Date, two or more Key Employees leave the employment of the Company and/or any Group Company and take up employment or engagement with the same person, where such person is also:
(ff)
in competition with the Business within the Restricted Area; and/or
(gg)
preparing to compete with the Business within the Restricted Area,

you shall not, at any time during the 12 months following the last date on which such Key Employee was employed and/or engaged by the Company and/or any Group Company, be employed or engaged in any way with that person to the extent any of your activities for such person will likely be in competition with, or preparing to compete, with the Business within the Restricted Area.

9.
Suppliers
9.1
During the period of number months following the Termination Date less any Garden Leave Period, you shall not, in any Capacity, in competition with the Business within the Restricted Area:
(hh)
solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) from the Company and/or Group Company, the supply of any goods or services from any Supplier; and/or
(ii)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) the Supplier to reduce or alter the terms or quantity of supply to the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company arrangement with the Supplier to be diminished; and/or
(jj)
deal with or accept the supply of any goods or services from any Supplier, where such supply is likely to be the detriment of the Company and/or any Group Company.
10.
Protection of Information
10.1
You shall not be employed or engaged in any Capacity by any person to the extent that your activities for or on behalf of such person are likely to result in your intentional and/or unintentional disclosure or use of Information;

10.2
You shall not by any means involving the intentionally and/or unintentional disclosure or use of Information:
(kk)
solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) the custom or business of any client of the Company and/or Group Company; and/or
(ll)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a client to reduce or vary the terms upon which it may deal with the Company and/or any Group Company or otherwise cause the value of the Company and/or any Group Company's arrangement with the client to be diminished; and/or
(mm)
deal with or supply any client of the Company and/or Group Company.
10.3
You shall not by any means involving the intentionally and/or unintentional disclosure or use of Information:
(nn)
solicit, canvass, induce or entice away (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement away) the prospective custom or business of any prospective client of the Company and/or Group Company; and/or
(oo)
solicit, canvass, induce or entice (or endeavour, procure, assist or facilitate the solicitation, canvassing, inducement or enticement of) a prospective client to reduce or vary the prospective terms upon which it may deal with the Company and/or any Group Company or otherwise cause the prospective value of the Company and/or any Group Company's prospective arrangement with the prospective client to be diminished; and/or
(pp)
deal with or supply any prospective client of the Company and/or Group Company.
11.
Disclosure
11.1
You undertake that if you are offered and/or agree to take up a position in any Capacity by any person during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately:
(qq)
disclose a copy of these restrictions to that person; and
(rr)
notify the Company of the offer of a position and identity of such person.
11.2
You undertake that if any person at any time seeks to induce you to breach the provisions in this Schedule, during your employment with the Company and/or before the expiry of the last of the covenants in this Schedule, you will immediately disclose full details of such information to the Company.
11.3
Following the termination of your employment, you shall not hold yourself out or permit any person to hold you out as being in any way still connected with or interested in the Company or any Group Company.
12.
General
12.1
You agree that the restrictions contained in this Schedule shall also apply to your use of any social networking sites and/or professional networking sites, regardless of whether such accounts are held by you personally, held by you in the course of your employment and/or engagement with the Company and/or Group Company or otherwise held by you in any other Capacity for any other person.
12.2
You acknowledge and accept that you have had the opportunity to take independent professional advice. You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.
12.3
Notwithstanding the above, you agree that each of the restrictions in this Schedule 2 are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

12.4
You have given the undertakings in this Schedule 2 to the Company as trustee for itself and each Group Company in respect of whom you have been concerned in any Business. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall, at the request and expense of the Company, enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.
12.5
You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.
12.6
You agree that if the Company transfers all or any part of its business to any other person ("Transferee"), the restrictions contained in this Schedule shall, with effect from the date of you becoming an employee of the Transferee, apply to you as if:
(ss)
references to the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee;
(tt)
references to Clients, Prospective Clients, Key Employees and Suppliers of the Company include the Transferee, and references to any Group Companies were construed to include group companies of the Transferee, and you will, if so required, enter into an agreement with the Transferee containing post termination restrictions corresponding to those restrictions in this Schedule.

Schedule 3
Home-working
13.
Equipment and Insurance
13.1
We shall provide you for your sole business use with equipment for the purpose of carrying out your duties (Company Property).
13.2
For the avoidance of doubt, the Company Property will remain the property of the Company and you will not permit use of it by any person other than yourself and our authorised representatives.
13.3
You will be responsible for any damage to the Company Property which goes beyond ordinary wear and tear. You are required to report to us any such damage or malfunction of the Company Property as soon as you become aware of it.
13.4
You will not cause or permit any act or omission which will invalidate the insurance policy covering the Company Property.
14.
IT and Monitoring
14.1
You agree to comply with any electronic communications systems or similar policy from time to time in force.
14.2
Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring your compliance with the Company's IT related policies), and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.
15.
Confidential Information and Data Protection
15.1
You are responsible for ensuring the security of Confidential Information in your home. In particular, you undertake to:
(uu)
lock your computer terminal whenever it is left unattended;
(vv)
ensure any wireless network used is secure;
(ww)
keep all papers in filing cabinets that are locked when not in use; and
(xx)
comply with applicable data protection legislation and the Company's Data Protection and Information Gathering Policy, Information Security Policy and Employee Privacy Notice which we may issue from time to time regarding the retention and processing of personal data.
16.
Health and Safety

You agree to comply with all health and safety guidelines and instructions which we may give to you from time to time and to complete without delay all health and safety questionnaires that we may send to you from time to time.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a Deed )
by __________________ )
in the presence of: )

Signature of witness:

Name:

Address:

Occupation:

Executed as a Deed )
by Corbus International Limited )
acting by ___________, a director )
in the presence of: )

Director

Signature of witness:

Name:

Address:

Occupation